Filed Pursuant to Rule 424(b)3
Registration No. 333-77008
Prospectus Supplement to Prospectus Dated May 17, 2002.

1,875,172 Shares

CSK Auto Corporation

Common Stock

       All of the 1,875,172 shares are being offered by the selling stockholder identified in this prospectus supplement. We will not receive any of the proceeds from the sale of the shares.

       The common stock is listed on the New York Stock Exchange under the symbol “CAO”. The last reported sale price of the common stock on January 13, 2004 was $19.45 per share.

       See “Risk Factors” on page S-1 of this prospectus supplement and page 4 of the accompanying prospectus to read about factors you should consider before buying shares of the common stock.

       Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Initial price to public	$18.95	$35,534,509.40
Underwriting discount (1)	$0.18	$337,530.96
Proceeds, before expenses, to the selling stockholder	$18.77	$35,196,978.44

(1)	In addition, Goldman, Sachs & Co. may receive from purchasers of the shares normal brokerage commissions in amounts agreed upon with such purchasers.

       Goldman, Sachs & Co. expects to deliver the shares against payment in New York, New York on January 20, 2004.

Goldman, Sachs & Co.

Prospectus Supplement dated January 14, 2004.

RISK FACTORS
RECENT DEVELOPMENTS
THE OFFERING
SELLING STOCKHOLDER
DESCRIPTION OF CAPITAL STOCK
UNDERWRITING
LEGAL MATTERS
SUMMARY
RISK FACTORS
THE OFFERING
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
WHERE TO OBTAIN ADDITIONAL INFORMATION ABOUT CSK
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
LEGAL MATTERS
EXPERTS

RISK FACTORS

       Before you invest in our common stock you should carefully consider the following risks, as well as the other information set forth in this prospectus supplement, the risks set forth in the accompanying prospectus, and the information incorporated by reference. If any of the following risks actually occur, our business, financial condition or results of operations may suffer. As a result, the trading price of our common stock could decline, and you could lose all or part of your investment. In addition to the risks described below, the risks set forth in the accompanying prospectus, and the information incorporated by reference, we may encounter risks that are not currently known to us or that we currently deem immaterial, which may also impair our business operations and your investment in our common stock.

The interests of our principal stockholders may not always be identical to those of our other stockholders.

       At the conclusion of this offering and the Rule 144 Sales discussed below in the “Recent Developments” section of this prospectus supplement, our three largest stockholders will beneficially own in the aggregate approximately 23.3% of the outstanding shares of our common stock. Until such time, if ever, that there is a significant decrease in the percentage of outstanding shares held by such stockholders, these stockholders will have the potential to be able to significantly influence us regarding, among other things, election of directors and approval of significant transactions. In addition, four of our ten directors are currently associated with Investcorp, S.A. The interests of these stockholders could conflict with your interests.

We remain highly leveraged and have substantial debt service obligations.

       Although we have reduced our outstanding indebtedness since the date of the accompanying prospectus and the risk factors set forth therein, we remain highly leveraged. After giving effect to the pending refinancing transactions discussed below in the “Recent Developments” section of this prospectus supplement, including the application of the net proceeds of the note offering discussed therein and borrowings under our proposed amended and restated senior credit facility, we expect our outstanding debt will be approximately $521 million. Our actual outstanding debt at November 2, 2003 was $507 million. In light of our continuing indebtedness, each of the risk factors in the accompanying prospectus relating to our indebtedness remain applicable.

Restrictions imposed under our and our subsidiaries’ debt instruments remain in place.

       Since the date of the accompanying prospectus and the risk factors set out therein, our wholly owned subsidiary, CSK Auto, Inc., repurchased all of its then outstanding 11% senior notes and commenced a refinancing (the “Refinancing”) consisting of a tender offer with respect to its outstanding 12% senior notes, an offering of new 7% senior subordinated notes and an amended and restated senior credit facility. See “Recent Developments.” Despite the replacement or prospective replacement of debt instruments in place at the time of the accompanying prospectus with new debt instruments, the risk factors in the accompanying prospectus and the types of restrictions imposed on us remain applicable.

Because we are involved in litigation from time to time, and are subject to numerous governmental laws and regulations, we could incur substantial judgments, fines, legal fees and other costs.

       We currently and from time to time face complaints or litigation incidental to the conduct of our business, including asbestos and similar product liability claims, slip and fall and other general liability claims, discrimination and employment claims, vendor disputes and miscellaneous environmental and real estate claims. In some cases, the damages claimed against us are substantial. Based on internal review, we accrue reserves using our best estimate of the probable and reasonably estimable contingent liabilities. Although we maintain liability insurance for some litigation claims, if one or more of the claims greatly exceeds our coverage limits or our insurance policies do not cover a claim, it could have a material adverse effect on our business and operating results.

       In addition, we are subject to numerous federal, state and local governmental laws and regulations relating to, among other things, taxation, employment, environmental protection and building and zoning requirements. If we fail to comply with existing or future laws or regulations, we may be subject to governmental or judicial fines or sanctions.

RECENT DEVELOPMENTS

Sales of Shares under Rule 144

       In addition to the 1,875,172 shares of common stock being sold by the selling stockholder pursuant to this prospectus supplement, on the date of the delivery of those shares, the selling stockholder and other holders of common stock who are associated with Investcorp, S.A. are also selling 759,647 shares of common stock in transactions with brokers pursuant to Rule 144 of the Securities Act of 1933 (the “Rule 144 Sales”). See “Selling Stockholder”.

The Refinancing

       On December 16, 2003, in connection with the Refinancing, CSK Auto, Inc. commenced an offer to purchase all $280 million of its outstanding 12% senior notes due 2006. The tender offer will expire at 12:00 midnight, New York City time, on January 15, 2004, unless extended. As of January 9, 2004, over 94% of the senior notes had been tendered in the tender offer, accompanied by consents to amend the indenture that will govern any senior notes that remain outstanding. In the event that less than all the senior notes are tendered pursuant to the tender offer, CSK Auto, Inc. expects to redeem the remaining senior notes in December 2004, the first time such senior notes become redeemable pursuant to the indenture governing the senior notes.

       In connection with the tender offer, CSK Auto, Inc. is also planning to increase the size of its existing $325 million credit facility to $400 million and to lower the interest rate margin on the term loan portion of such facility by 50 basis points. The proposed amended and restated senior credit facility will be comprised of $145 million of revolving credit facilities maturing in June 2008 and a $255 million term loan maturing in June 2009. Loans under the senior credit facility will be secured by a first priority security interest in substantially all of the assets and capital stock of CSK Auto, Inc. and its domestic subsidiaries. The loans will be guaranteed by us and by each of CSK Auto, Inc.’s domestic subsidiaries.

       CSK Auto, Inc. is also offering $225 million of 7% senior subordinated notes due 2014 as part of the Refinancing. The new notes will be unsecured general senior subordinated obligations of CSK Auto, Inc. and will rank junior in right of payment to all of its existing and future senior debt, equal in right of payment to all of its future senior subordinated debt and senior in right of payment to all of its future subordinated debt. CSK Auto, Inc.’s obligations under the notes will be guaranteed on a senior subordinated basis by us and by each of CSK Auto, Inc.’s domestic subsidiaries. CSK Auto, Inc. will pay interest on the notes each January 15 and July 15 and the notes will mature on January 15, 2014. CSK Auto, Inc. will have the ability to redeem some or all of the notes on or after January 15, 2009. CSK Auto, Inc. will also be able to redeem all of the notes prior to such time pursuant to make-whole provisions in the indenture governing the notes and up to 35% of the aggregate principal amount of the notes before January 15, 2007 with the net proceeds of certain equity offerings.

       In connection with the Refinancing, we expect to record a charge of approximately $44 million to $48 million ($27 million to $29 million after income tax) in our fourth quarter ending February 1, 2004. This charge will consist of premiums paid upon retirement of CSK Auto, Inc.’s $280 million of

12% senior notes, the write-off of the unamortized debt discount associated with such notes, the write-off of certain unamortized debt issuance costs, and certain other fees and expenses associated with the Refinancing, partially offset by a fair market value adjustment to the senior notes associated with the termination in 2003 of an interest rate swap agreement. The actual amount of the charge will be determined based on the percentage of senior notes that are tendered pursuant to the tender offer and upon final settlement of related costs and expenses. After completion of the Refinancing, we expect our outstanding debt (including capital leases) will be approximately $521 million. Our actual outstanding debt at November 2, 2003 was $507 million. The increase in outstanding debt relates primarily to the financing of a portion of the Refinancing transaction costs with additional borrowings.

       CSK Auto, Inc. will use the net proceeds from the note offering, borrowings under the amended and restated senior credit facility and cash on hand to purchase any senior notes tendered pursuant to the tender offer and to pay premiums, fees and expenses in connection with the Refinancing. Each of the consummation of the purchase of the senior notes tendered in the tender offer, the amendment and restatement of the senior credit facility and the senior subordinated note offering is conditioned upon the consummation of the other transactions as part of the Refinancing. These transactions are expected to close on January 16, 2004.

THE OFFERING

Shares of common stock offered	1,875,172 shares

Shares of common stock outstanding before and after this offering	46,459,494 shares (see “Description of Capital Stock — General”)

Use of Proceeds	We will not receive any proceeds from the sale of the offered shares (see “Use of Proceeds” in the accompanying prospectus)

NYSE Stock Symbol	CAO

SELLING STOCKHOLDER

       Investcorp CSK Holdings L.P. is the only selling stockholder in this offering. The following table sets forth certain information regarding the selling stockholder’s beneficial ownership of our common stock as of January 13, 2004.

					Percentage of
				Number of Shares	Shares Held After
	Number of			Held After Sale of	Sale of All Shares
	Shares Held	Total Shares	Shares Sold	All Shares Sold in	Sold in This
	Prior to This	Sold in This	in the Rule	This Offering and	Offering and the
Name	Offering	Offering	144 Sales	the Rule 144 Sales	Rule 144 Sales

Investcorp, S.A.(1)	3,145,905	1,875,172	759,647 (3)	475,756	1.0%
SIPCO Limited(2)	3,145,905	1,875,172	759,647 (3)	475,756	1.0%
Investcorp CSK Holdings L.P.	2,813,558	1,875,172	565,040	373,346	0.8%

(1)	Investcorp, S.A. does not directly own any shares of our common stock. The number of shares of common stock shown as beneficially owned by Investcorp, S.A. includes (i) all the shares beneficially owned by Investcorp CSK Holdings L.P., a Cayman Islands limited partnership in which an indirect subsidiary of Investcorp, S.A. both owns a majority economic ownership interest and is the sole general partner, and by Investcorp Investment Equity Limited, a Cayman Islands corporation and a wholly-owned indirect subsidiary of Investcorp, S.A., (ii) shares beneficially owned by the following entities: J.P. Morgan (Suisse) S.A., South Bay Limited, Ballet Limited, Denary Limited, Gleam Limited, Highlands Limited, Noble Limited, Outrigger Limited, Quill Limited, Radial Limited, Shoreline Limited, Zinnia Limited (collectively, the “Managed Entities”), or the beneficial owners of these entities. Each of the Managed Entities is a Cayman Islands corporation. Investcorp, S.A. does not own any stock or have any ownership interest in the Managed Entities, but may be deemed to share beneficial ownership of the shares of common stock held by these entities because the entities or their stockholders or principals have entered into revocable management services or similar agreements with an affiliate of Investcorp, S.A. pursuant to which each of the entities or their stockholders or principals has granted such affiliate the authority to direct the voting and disposition of the common stock owned by the entity for so long as the management service or similar agreement is in effect, and (iii) shares beneficially owned by Gila Limited that were acquired in connection with the dissolution of companies in which it owned equity interests.

(2)	SIPCO Limited may be deemed to control Investcorp, S.A. through its ownership of a majority of the stock of a company that indirectly owns a majority of Investcorp, S.A. The shares shown for SIPCO Limited in the column titled “Number of Shares Held Prior to this Offering” include the shares shown as owned by Investcorp CSK Holdings L.P.

(3) Of the 194,607 shares included in the Rule 144 Sales not being sold directly by Investcorp CSK Holdings L.P., 2,959 of the shares are being sold by Investcorp Investment Equity Limited, described in footnote (1) above, and 191,648 shares are being sold by the Managed Entities, also described in footnote (1) above.

DESCRIPTION OF CAPITAL STOCK

General

       Our authorized capital stock consists of 58,000,000 shares of common stock, $.01 par value per share, of which 46,459,494 shares were issued and outstanding on January 13, 2004. The 46,459,494 shares outstanding excludes 1,903,714 shares of common stock subject to outstanding stock options as of January 4, 2004. The following is a summary of certain provisions of our common stock, certificate of incorporation and bylaws. You should refer to our certificate of incorporation and bylaws for more information.

Common Stock

       Holders of common stock are entitled to one vote per share in the election of directors and on all other matters on which stockholders are entitled or permitted to vote. Holders of common stock are not entitled to vote cumulatively for the election of directors. Holders of common stock have no redemption, conversion, preemptive or other subscription rights. There are no sinking fund provisions relating to the common stock. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all of our assets, if any, remaining after satisfaction of our debts and liabilities. The outstanding shares of common stock, including the shares of common stock offered hereby, are validly issued, fully paid and nonassessable.

       Holders of common stock are entitled to receive dividends when and as declared by our Board of Directors out of funds legally available therefor. We do not anticipate paying cash dividends on the common stock in the foreseeable future.

Certain Provisions of Delaware Law

       We are incorporated under the Delaware General Corporation Law (the “DGCL”). We are subject to Section 203 of the DGCL, which restricts certain transactions and “business combinations” between a Delaware corporation and an “interested stockholder” (in general, a stockholder owning 15% or more of the corporation’s outstanding voting stock) or an affiliate or associate of an interested stockholder, for a period of three years from the date the stockholder becomes an interested stockholder. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, unless the transaction is approved by the board of directors and the holders of at least 66 2/3% of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder), Section 203 prohibits significant business transactions such as a merger with, disposition of assets to, or receipt of disproportionate financial benefits, by the interested stockholder, or any other transaction that would increase the interested stockholder’s proportionate ownership of any class or series of the corporation’s stock. The statutory ban does not apply if, upon consummation of the transaction in which any person becomes an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding shares held by persons who are both directors and officers or by certain employee stock plans).

       Our certificate of incorporation contains certain provisions permitted under the DGCL relating to the liability of directors. The certificate of incorporation provides that, to the fullest extent permitted by the DGCL, no director of ours will be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Our certificate of incorporation and bylaws also contain provisions indemnifying our directors and officers to the fullest extent permitted by the DGCL.

       Section 203 and the provisions of our certificate of incorporation and bylaws described above may make it more difficult for a third party to acquire, or discourage acquisition bids for, us. Section 203 and these provisions could have the effect of inhibiting attempts to change the membership of our Board of Directors. In addition, the limited liability provisions in the certificate of incorporation and the indemnification provisions in the certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty (including breaches resulting from grossly negligent conduct) and may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise have benefited us and our stockholders. Furthermore, a stockholder’s investment in us may be adversely affected to the extent we pay the costs of settlement and damage awards against our directors and officers pursuant to the indemnification provisions in our bylaws. The limited liability provisions in the certificate of incorporation will not limit the liability of directors under Federal securities laws.

Shares Reserved for Issuance

       As of January 4, 2004, we had 1,903,714 shares of common stock reserved for issuance upon the exercise of options granted or to be granted under various option plans.

Transfer Agent

       The transfer agent and registrar for the common stock is Mellon Investor Services, L.L.C.

UNDERWRITING

       We, the selling stockholder and Goldman, Sachs & Co. have entered into a purchase agreement with respect to the shares being offered. Subject to certain conditions, Goldman, Sachs & Co. has agreed to purchase all of the 1,875,172 shares offered hereby.

          Shares sold by Goldman, Sachs & Co. to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. In addition, Goldman, Sachs & Co. may receive from purchasers of the shares normal brokerage commissions in amounts agreed with such purchasers. If all the shares are not sold at the initial price to public, Goldman, Sachs & Co. may change the offering price and the other selling terms.

          We have agreed with Goldman, Sachs & Co. not to dispose of or hedge any of our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 30 days after the date of this prospectus supplement, except with the prior written consent of Goldman, Sachs & Co. In addition, the selling stockholder and Gila Limited, an affiliate of the selling stockholder, have agreed with Goldman, Sachs & Co. not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 30 days after the date of this prospectus supplement, except with the prior written consent of Goldman, Sachs & Co. These agreements do not apply to any existing employee benefit plans.

          In connection with the offering, Goldman, Sachs & Co. may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by Goldman, Sachs & Co. of a greater number of shares than it is required to purchase in the offering. Goldman, Sachs & Co. will need to close out any short sale by purchasing shares in the open market. Goldman, Sachs & Co. is likely to create a short position if it is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by Goldman, Sachs & Co. in the open market prior to the completion of the offering.

          Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the company’s stock, and may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

          We and the selling stockholder estimate that our shares of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $75,000 and $20,000, respectively.

          We and the selling stockholder have agreed to indemnify Goldman, Sachs & Co. against certain liabilities, including liabilities under the Securities Act of 1933.

          Goldman, Sachs & Co. and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us and the selling stockholder, for which they received or will receive customary fees and expenses.

LEGAL MATTERS

       Certain legal matters related to the offering will be passed upon for us by Gibson, Dunn & Crutcher LLP. Certain legal matters related to the offering will be passed upon for the selling stockholder by Ian Paget Brown & Co. Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California, is acting as counsel for the underwriter.

12,857,169 Shares
CSK Auto Corporation
Common Stock

        This prospectus relates to 12,857,169 shares of CSK Auto Corporation common stock that may be offered for sale or otherwise transferred from time to time by three of our stockholders. See “Selling Stockholders.” We will not receive any proceeds from the sale of these shares and we will pay substantially all of the expenses incurred in connection with this offering other than selling commissions.

      Any or all of these shares may be offered from time to time in one or more transactions (which may include block transactions) on the New York Stock Exchange or in the over-the-counter market, in negotiated transactions or otherwise, at fixed prices, which may be changed, at market prices prevailing at the time of sale, at negotiated prices, or without consideration, or by any other legally available means. The selling stockholders may offer these shares directly or by or through brokers, dealers, agents or underwriters who may receive compensation in the form of discounts, concessions, commissions or otherwise.

      The selling stockholders and any brokers, dealers, agents or underwriters that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in which event any discounts, concessions and commissions received by any such brokers, dealers, agents or underwriters and any profit on resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The aggregate net proceeds to the selling stockholders from the sale of the shares will be the purchase price of such shares less any commissions. See “Plan of Distribution.” No underwriting arrangements have been entered into by the selling stockholders as of the date hereof.

      Our common stock is traded on the New York Stock Exchange under the symbol “CAO.” On May 16, 2002, the last reported sale price of our common stock on the New York Stock Exchange was $15.96 per share. The principal executive offices of the Company are at 645 E. Missouri Ave. Suite 400, Phoenix, Arizona 85012 and the telephone number is (602) 265-9200.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

An Investment in the Shares of Common Stock Offered Hereby Involves Risk.

See “Risk Factors” Beginning on page 2.

The date of this prospectus is May 17, 2002.

      You should rely only on information contained in or incorporated by reference in this prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with different information. Neither we nor the selling stockholders are making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

      In this prospectus, “CSK, “CSK Auto,” “the Company,” “we,” “us,” and “our” refer to CSK Auto Corporation and its subsidiary, CSK Auto, Inc. and its subsidiaries, except where it is noted, or the context makes clear, that the reference is only to CSK Auto Corporation or to CSK Auto, Inc. and its subsidiaries.

      You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

i

SUMMARY

      The following summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this prospectus or incorporated herein by reference. Each prospective investor is urged to read this prospectus and the incorporated documents in their entirety. An investment in the securities offered hereby involves risk. See “Risk Factors.”

The Company

      We are the largest specialty retailer of automotive parts and accessories in the Western United States and one of the largest such retailers in the United States, based on store count. We have the number one market position in 25 of the 28 geographic markets in which we operate, based on store count. As of February 3, 2002, CSK Auto operated 1,130 stores in 19 states under one fully integrated operating format and three brand names:

•	Checker Auto Parts, founded in 1969, with 418 stores in the Southwestern, Rocky Mountain and Northern Plains states and Hawaii;

•	Schuck’s Auto Supply, founded in 1917, with 235 stores in the Pacific Northwest and Alaska; and

•	Kragen Auto Parts, founded in 1947, with 477 stores primarily in California.

      We offer a broad selection of national brand name and generic automotive products for domestic and imported cars and light trucks. Our products include new and remanufactured automotive replacement parts, maintenance items and accessories. Our stores average approximately 7,290 square feet in size and typically offer a store specific mix of between 13,000 and 18,000 stock-keeping units, or SKUs. We also operate a highly efficient network of 39 strategically located depots to provide approximately 75% of our stores an additional 65,000 SKUs on a same-day delivery basis. Through our extensive on-line vendor network, we make available up to an additional 250,000 SKUs on a same-day delivery basis to approximately 75% of our stores and up to 1,000,000 additional SKUs on a next-day delivery basis to substantially all of our stores.

The Offering

      We are registering up to a maximum aggregate of 12,857,169 shares of our common stock to be offered for sale by three of our stockholders. We will not receive any of the proceeds from the sale of the common stock by the selling stockholders.

      Of the 12,857,169 shares offered by this prospectus, approximately 4.52 million are presently issued and outstanding as a result of our election on December 21, 2001 to convert our $30,000,000 7% note held by Oppenheimer Capital Income Fund into our common stock. The remaining approximately 8.33 million shares are being registered as required under a registration rights agreement we entered into in connection with the issuance of our 7% Convertible Subordinated Debentures issued on December 21, 2001 (the “Convertible Debentures”). Of these 8.33 million shares offered by this prospectus, 105,708 shares have already been issued as in lieu of cash interest payments on the Convertible Debentures, and approximately 5.75 million shares would be issuable under the terms of our Convertible Debentures if all $50,000,000 of the Convertible Debentures were converted into our common stock on the date of this prospectus. We will require the conversion of the Convertible Debentures within 30 days following the effectiveness of the Registration Statement of which this prospectus is a part. The remaining approximately 2.47 million shares could be issued, if we so choose, as in-lieu-of-cash interest payments on the Convertible Debentures prior to their conversion. The exact number of these remaining shares to be issued and then offered pursuant to this prospectus is contingent on many factors, including (i) our stock price, and (ii) whether and when we or the holders of the Convertible Debentures elect to convert such Convertible Debentures into our common stock. See “The Offering” and “Selling Stockholders — Summary Of The Terms Of The Convertible Debentures And Make-Whole Warrants.”

RISK FACTORS

      You should carefully consider the risks described below in addition to the other information contained in this prospectus that apply to an investment in our common stock. We may encounter risks in addition to those described below. Additional risks not currently known to us or that we currently deem immaterial may also impair our business operations and your investment in our common stock.

Risks Associated with Our Industry

Our industry is highly competitive and we may not have the resources to compete effectively.

      The retail sale of automotive parts and accessories is highly competitive. Some of our competitors have more financial resources, are more geographically diverse or have better name recognition than us, which might place us at a competitive disadvantage to those competitors. Because we seek to offer competitive prices, if our competitors reduce their prices we may be forced to reduce our prices, which could cause a material decline in our revenues and earnings and hinder our ability to service our debt.

      We compete primarily with the following:

•	national and regional retail automotive parts chains;

•	wholesalers or jobber stores (some of which are associated with national parts distributors or associations);

•	automobile dealers that supply manufacturer parts; and

•	mass merchandisers that carry automotive replacement parts and accessories.

A decrease in vehicle miles driven may negatively affect our revenues.

      The need to purchase or replace auto parts is affected by the number of vehicle miles driven. A substantial decrease in the number of vehicle miles driven could have a negative impact on our revenues. Factors, in addition to weather, that may cause the number of vehicle miles to decrease include:

•	increases in gas prices;

•	changes in the economy; and

•	changes in travel patterns.

Risks Relating to Our Business Operations

A decrease in the ability and willingness of our suppliers to supply products to us on favorable terms would have a negative impact on our results of operations.

      Our business depends on developing and maintaining productive relationships with our vendors and upon their ability or willingness to sell products to us on favorable price and other terms. Many factors outside our control may harm these relationships and the ability or willingness of these vendors to sell these products on such terms. For example, financial difficulties that some of our vendors may face may increase the cost of the products we purchase from them. In addition, our failure to pay promptly, or order sufficient quantities of inventory from our vendors, such as has occurred during fiscal 2001, may increase the cost of products we purchase from vendors or may lead to vendors refusing to sell products to us at all. Finally, the trend towards consolidation among automotive parts suppliers may disrupt our relationship with some vendors. A disruption of these vendor relationships, including any failure to obtain vendor discounts and allowances, or a disruption in our vendors’ operations could have a material adverse effect on our business and results of operations.

We may not be profitable or achieve continued growth.

      We incurred net losses during two of our last five fiscal years ending fiscal year 2001. We can offer no assurance that we will be profitable or achieve improvements in operating profit in the future.

Our Profitability Enhancement Program may not achieve the benefits we expect.

      We have taken a number of steps designed to improve our operations and financial results. In the second quarter of fiscal 2001, we announced the implementation of a Profitability Enhancement Program and special charges of $28.0 million, net of tax, to our income. These changes to our business operations are expected to produce cost savings in the future. However, we cannot provide any assurance that any of the changes made to our business operations will achieve the benefits that we expect.

Our operations are concentrated in the western region of the United States, and therefore our business is subject to fluctuations if adverse conditions occur in that region.

      All of our stores are located in the Western United States. As a result of this geographic concentration, we are subject to regional risks such as the economy, weather conditions, power outages, the cost of electricity, earthquakes and other natural disasters. In recent years, certain regions where we operate have experienced economic recessions and extreme weather conditions. Although temperature extremes tend to enhance sales by causing a higher incidence of parts failure and increasing sales of seasonal products, unusually severe weather can reduce sales by causing deferral of elective maintenance. Because our business is seasonal, inclement weather occurring during traditionally peak selling months may harm our business. No prediction can be made as to future economic or weather conditions. Several of our competitors operate stores across the U.S. and, therefore, may not be as sensitive to such regional risks.

We are controlled by our principal stockholders and their interests may not always be identical to those of our public stockholders.

      Members of the Investcorp Group and the Carmel Trust, a trust governed by the laws of Canada, beneficially own in the aggregate approximately 40.4% of the outstanding shares of the common stock of CSK Auto Corporation and are parties to a stockholders’ agreement. The interests of these principal stockholders could conflict with your interests. Until such time, if ever, that there is a significant decrease in the percentage of outstanding shares held by such stockholders, these stockholders will be able to significantly influence us through their ability to vote as stockholders regarding, among other things, election of directors and approval of significant transactions. In addition, OppenheimerFunds, Inc. beneficially owns approximately 16.9% of our outstanding stock but is not a party to the stockholders’ agreement.

We are subject to environmental laws and the cost of compliance with these laws could negatively impact the results of our operations.

      We are subject to various federal, state and local laws and governmental regulations relating to the operation of our business, including those governing the handling, storage and disposal of hazardous substances, the recycling of batteries and used lubricants, and the ownership and operation of real property. As a result of investigations undertaken in connection with certain of our store acquisitions, we are aware that soil or groundwater may be contaminated at some of our properties. There can be no assurance that any such contamination will not have a material adverse effect on us. In addition, as part of our operations, we handle hazardous materials and our customers may also bring hazardous materials onto our properties in connection with, for example, our oil recycling program. There can be no assurance that compliance with environmental laws and regulations will not have a material adverse effect on us in the future.

We may not be able to grow our number of stores in a profitable manner.

      Our store growth is based, in part, on expanding selected stores, relocating existing stores and adding new stores primarily in markets we currently serve. There can be no assurance that our opening of new stores in markets we already serve will not adversely affect existing store profitability. There also can be no assurance that we will be able to manage our growth effectively.

      Our future growth and financial performance are, therefore, dependent upon a number of factors, including our ability to:

•	locate and obtain acceptable store sites;

•	negotiate favorable lease terms;

•	complete the construction of new and relocated stores in a timely manner;

•	hire, train and retain competent managers and associates; and

•	integrate new stores into our systems and operations.

Risks Relating to Our Indebtedness

We are highly leveraged and have substantial debt service obligations that could restrict our ability to grow and operate successfully.

      We had an aggregate of approximately $670.8 million of outstanding indebtedness for borrowed money as of February 3, 2002. Our earnings for fiscal 2001 were insufficient to cover our fixed charges by $22.9 million. Our substantial debt could adversely affect our financial health and prevent us from fulfilling our obligations under our outstanding debt instruments.

      The degree to which we are leveraged could have important consequences to your investment in our common stock, including the following risks:

•	our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired in the future;

•	a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available for other purposes;

•	our indebtedness under CSK Auto, Inc.’s new senior credit facility carries variable rates of interest, and our interest expense could increase if interest rates in general increase;

•	we are substantially more leveraged than some of our competitors, which might place us at a competitive disadvantage to those competitors that have lower debt service obligations and significantly greater operating and financial flexibility than we do;

•	we may not be able to adjust rapidly to changing market conditions;

•	we may be more vulnerable in the event of a downturn in general economic conditions or in our business; and

•	our failure to comply with the financial and other restrictive covenants governing our debt, which, among other things, require us to maintain certain financial ratios and limit our ability to incur additional debt and sell assets, could result in an event of default that, if not cured or waived, could have a material adverse effect on our business or our prospects.

Our holding company structure could limit our ability to make debt payments.

      CSK Auto Corporation is a holding company with no operations of its own. We derive all of our operating income and cash flow from our wholly-owned operating subsidiaries, including our primary operating subsidiary, CSK Auto, Inc. Therefore, if our subsidiaries are unable to pay dividends or make distributions to us, we would be unable to repay our existing indebtedness. Our subsidiaries’ ability to pay dividends and distributions to us is limited by the terms of our subsidiaries’ credit agreement and indentures.

We may not be able to generate the cash necessary to service our indebtedness, which would require us to refinance our indebtedness or default on our scheduled debt payment, undermining our ability grow and operate profitably.

      We will need a significant amount of cash to service our debt. Our ability to generate cash depends on the success of our financial and operating performance. Our historical financial results have been, and our future financial results are anticipated to be, subject to substantial fluctuations. We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or at all, or that future borrowings will be available to us under CSK Auto, Inc.’s new senior credit facility or otherwise in an amount sufficient to enable us to satisfy all of our obligations or to fund our other liquidity needs. In addition, because our new senior credit facility has variable interest rates, the cost of those borrowings will increase if market interest rates increase.

      If we are unable to meet our expenses and debt obligations, we may need to refinance all or a portion of our indebtedness before the scheduled maturity dates of such debt, sell assets or raise equity. On such maturity dates we may need to refinance our indebtedness if our operations do not generate enough cash to pay such indebtedness in full and if we do not raise additional capital. Our ability to refinance will depend on the capital markets and our financial condition at such time. We cannot assure you that we would be able to refinance any of our indebtedness, sell assets or raise equity on commercially reasonable terms or at all, which could cause us to default on our obligations and impair our liquidity.

Despite current indebtedness levels, we may still be able to incur substantially more indebtedness, which would intensify the risk discussed above.

      Despite our current and anticipated debt levels, we may be able to incur substantial additional indebtedness in the future. If new debt is added to our current debt levels, the substantial risks described above would intensify. Our new senior credit facility permits additional borrowings (subject to a borrowing base formula), and any such borrowings would be secured by substantially all of our assets. Although the terms of the indentures governing our outstanding notes and the credit agreement relating to the new senior credit facility contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, indebtedness incurred in compliance with these restrictions could be substantial.

Restrictions imposed by CSK Auto, Inc.’s new senior credit facility, the indenture governing CSK Auto, Inc.’s 12% senior notes, the indenture governing CSK Auto, Inc.’s 11% senior subordinated notes and our Convertible Debentures restrict or prohibit our ability to engage in or enter into some operating and financing arrangements, which could adversely affect our ability to take advantage of potentially profitable business opportunities.

      The operating and financial restrictions and covenants in our debt instruments, including the credit agreement relating to CSK Auto, Inc.’s new senior credit facility and the indentures governing our notes, impose significant operating and financial restrictions on us and require us to meet certain financial tests. Complying with these covenants may cause us to take actions that are not favorable to you as a holder of our common stock. These restrictions may also have a negative impact on our business, results of operations and financial condition by significantly limiting or prohibiting us from engaging in certain transactions, including:

•	incurring or guaranteeing additional indebtedness;

•	making investments;

•	creating liens on our assets;

•	transferring or selling assets currently held by us;

•	paying dividends;

•	engaging in mergers, consolidations, or acquisitions; or

•	engaging in other business activities.

      These restrictions could place us at a disadvantage relative to competitors not subject to such limitations.

      In addition, a breach of the covenants, ratios, or restrictions contained in our new senior credit facility could result in an event of default thereunder. Upon the occurrence of such an event of default, the lenders under our new senior credit facility could elect to declare all amounts outstanding under the new senior credit facility, together with accrued interest, to be immediately due and payable. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure the indebtedness. If the lenders under the new senior credit facility accelerate the payment of the indebtedness, we cannot assure you that our assets would be sufficient to repay in full that indebtedness, which is secured by substantially all of our assets, and our other indebtedness.

The issuance of our common stock to certain investors upon the conversion of, and in-lieu-of-cash interest payments on, the Convertible Debentures issued on December 21, 2001 to such investors, and upon such investors’ exercise of certain related warrants, may result in substantial dilution to the interest of other holders of our common stock.

      The issuance of our common stock to certain investors upon the conversion of, and in-lieu-of-cash interest payments on, the Convertible Debentures we issued on December 21, 2001 to such investors, and upon such investors’ exercise of certain related warrants (collectively, the “Conversion Stock”) may result in substantial dilution to the interest of other holders of our common stock. To the extent a significant number of shares of Conversion Stock are sold into the market, the price of our common stock could decrease. In that case, we could be required to issue an increasingly greater number of shares of common stock upon later conversions of the Convertible Debentures, upon payment of interest in common stock or upon exercise of the related warrants. The sales of these additional shares could further depress the price of the common stock. If the sale of a significant number of shares of Conversion Stock results in a decline in the price of the common stock, this event could encourage short sales by the investors or others. Short sales could place further downward pressure on the price of our common stock.

THE OFFERING

      We are registering an aggregate of 12,857,169 shares of our common stock that may be offered for sale or otherwise transferred from time to time by three of our stockholders. Of the 12,857,169 shares offered by this prospectus, approximately 4.52 million are presently issued and outstanding as a result of our election on December 21, 2001 to convert our $30,000,000 7% note held by Oppenheimer Capital Income Fund into our common stock. We are offering the remaining approximately 8.33 million shares as required under a registration rights agreement we entered into in connection with the issuance of our Convertible Debentures. Of these 8.33 million shares offered by this prospectus, 105,708 shares have already been issued as in-lieu of cash interest payments on the Convertible Debentures and approximately 5.75 million shares would be issuable under the terms of our Convertible Debentures if all $50,000,000 of the Convertible Debentures were converted into our common stock on the date of this prospectus. We will require the conversion of Convertible Debentures within 30 days following the effectiveness of the Registration Statement of which this prospectus is a part. The remaining approximately 2.47 million shares could be issued in lieu of cash if we so choose, as interest payments on the Convertible Debentures prior to their conversion. The exact number of these remaining shares to be issued and then offered pursuant to this prospectus is contingent on many factors, including (i) our stock price, and (ii) whether and when we or the holders of the Convertible Debentures elect to convert such Convertible Debentures into our common stock. See “The Offering” and “Selling Stockholders — Summary Of The Terms Of The Convertible Debentures And Make-Whole Warrants.”

USE OF PROCEEDS

      We will not receive any of the proceeds from the sale of our common stock by the selling stockholders.

SELLING STOCKHOLDERS

      The following table sets forth certain information regarding the selling stockholders’ beneficial ownership of our common stock as of April 26, 2002 (except as indicated below). This information in this table assumes the immediate conversion into our common stock of all of the Convertible Debentures we issued on December 21, 2001. See “Relationship Between CSK and the Selling Stockholders.”

		Shares Registered in This Offering
						Number of
		Shares				Shares Held
	Number of	Outstanding or	Additional Shares		Total Shares	After Sale of
	Shares Held	Issuable on the	Issuable Under		Registered in	All Shares
	Prior To	Date of This	Specified		This	Registered in
Name	This Offering	Prospectus(1)	Circumstances(2)		Offering	This Offering

Investcorp, S.A.(3)	5,426,772 (3)	3,515,669 (3)	1,483,701	(3)	4,999,370 (3)	1,911,103
SIPCO Limited(4)	5,426,772 (4)	3,515,669 (4)	1,483,701	(4)	4,999,370 (4)	1,911,103
Investcorp CSK Holdings L.P.(5)	4,080,709	3,515,669	1,483,701	(6)	4,999,370	565,040 (6)
LB I Group Inc.(7)	2,343,779	2,343,779	989,134	(6)	3,332,913	0 (6)
Oppenheimer Capital Income Fund(8)	6,364,186	4,524,886	0		4,524,886	1,839,300

(1)	“Shares Outstanding or Issuable on the Date of This Prospectus” reflects only the number of shares of our common stock held on the date of this prospectus plus shares issuable as of the date of this prospectus upon conversion of Convertible Debentures held by such stockholder. We will require the conversion of all of the Convertible Debentures within 30 days following the effectiveness of the Registration Statement of which this prospectus is a part.

(2)	The approximately 2.47 million shares shown under “Additional Shares Issuable Under Specified Circumstances” reflect shares potentially issuable to Investcorp CSK Holdings L.P. and LB I Group Inc. if we so choose, as in-lieu-of-cash interest payments on the Convertible Debentures prior to their conversion. See “Relationship between CSK and the Selling Stockholders” and “Summary of the Terms

of the Convertible Debentures and Make-Whole Warrants.” As it is not currently possible to allocate these shares among the holders of the Convertible Debentures because the number of shares issuable, if any, will depend on future events including our stock price and the point at which we or the holders elect to convert their Convertible Debentures, the number of shares apportioned to each of them in this column is based on the principal amount of Convertible Debentures purchased by each of them. If and when these shares are issued, we will file a prospectus supplement updating the information in this table.

(3)	Investcorp, S.A. does not directly own any Convertible Debentures or any shares of the Company’s common stock. The number of shares of common stock shown as beneficially owned by Investcorp, S.A. includes (i) all the shares beneficially owned by Investcorp CSK Holdings L.P., a Cayman Islands limited partnership in which Investcorp, S.A. both owns a majority economic ownership interest and is the sole general partner, and by Investcorp Investment Equity Limited, a Cayman Islands corporation and a wholly-owned subsidiary of Investcorp, S.A., and (ii) shares beneficially owned by a number of entities in which Investcorp, S.A. does not owns any stock or have any ownership interest. Investcorp, S.A. may be deemed to share beneficial ownership of the shares of common stock held by the entities referred to in clause (ii) of the immediately preceding sentence because the entities or their stockholders or principals have entered into revocable management services or similar agreements with an affiliate of Investcorp, S.A. pursuant to which each of the entities or their stockholders or principals has granted such affiliate the authority to direct the voting and disposition of the common stock owned by the entity for so long as the management service or similar agreement is in effect. The shares shown for Investcorp, S.A. in the column titled “Number of Shares Held Prior to this Offering” include the 4,080,709 shares also shown as owned by Investcorp CSK Holdings L.P., and the shares shown for Investcorp, S.A. in each of the three columns under the heading “Shares Registered in This Offering” similarly reflect shares held by or which may be issued to Investcorp CSK Holdings L.P. as discussed in footnote 2 above.

(4)	SIPCO Limited may be deemed to control Investcorp, S.A. through its ownership of a majority of the stock of a company that indirectly owns a majority of Investcorp, S.A. The shares shown for SIPCO Limited in the column titled “Number of Shares Held Prior to this Offering” include the 4,080,709 shares also shown as owned by Investcorp CSK Holdings L.P., and the shares shown for SIPCO Limited in each of the three columns under the heading “Shares Registered in This Offering” similarly reflect shares held by or which may be issued to Investcorp CSK Holdings L.P. as discussed in footnote 2 above.

(5)	Investcorp CSK Holdings L.P. and each of the other entities which owns shares of common stock which Investcorp, S.A. may be deemed to beneficially own as set forth in footnote 3 above and certain other of our stockholders are referred to collectively in a stockholders agreement as the “Investcorp Group.” Investcorp, S.A. and SIPCO Limited are not parties to the stockholders agreement. The Investcorp Group, as defined in the stockholders’ agreement, owns 9,567,733 shares, or 25.0% of our outstanding common stock. Other parties to the stockholders’ agreement referred to therein as the Carmel Group own an additional 5,901,824 shares, or 15.4% of our outstanding common stock. As the parties to the stockholders’ agreement have agreed to vote with respect to certain matters as set forth therein, each of them may be deemed to be a member of a control group. Because we believe that the presentation in the table above more accurately reflects ownership of our common stock for the purpose of this prospectus, this table does not reflect shares that may be deemed to be beneficially owned by the members of the group other than Investcorp CSK Holdings L.P. solely by virtue of the stockholders’ agreement.

(6)	We will require the conversion of all of the Convertible Debentures within 30 days following the effectiveness of the Registration Statement of which this prospectus is a part. Although we do not foresee any reason that would prevent that conversion from occurring, if we were unable to convert the Convertible Debentures, in addition to the approximately 8.33 million shares offered by this prospectus in connection with the issuance of the Convertible Debentures, we could be required under limited circumstances to issue additional shares to Investcorp CSK Holdings L.P. and LB I Group Inc. in connection with the conversion of the Convertible Debentures and the in-lieu-of-cash interest payments thereon. Any such additional shares that we may be required to issue are not included in the shares to which this prospectus is applicable, although we are obligated under a registration rights agreement to register any such additional shares in the event we are required to issue them. See “Relationship between

CSK and the Selling Stockholders” and “Summary of the Terms of the Convertible Debentures and Make-Whole Warrants.”

(7)	LB I Group Inc. is a non broker-dealer affiliate of Lehman Brothers Inc., a broker-dealer registered under the Securities Exchange Act of 1934. In Section 2(a) of the Securities Purchase Agreement included as exhibit 99.2 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 11, 2001, LB I Group Inc. represented to the Company that it was purchasing the Convertible Debentures “for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act” Following the signing of the Securities Purchase Agreement, but prior to the closing, LB I Group Inc. assigned all of its rights and obligations to Lehman Brothers Inc. and as part of that assignment, Lehman Brothers Inc. agreed to be bound by all applicable provisions of the Securities Purchase Agreement, including the Section 2(a) representation. Lehman Brothers Inc. has informed the Company that it purchased in the ordinary course of business and that at the time of the purchase of the Convertible Debentures, Lehman Brothers Inc. had no agreements or understandings, directly or indirectly, with any person to distribute the securities, other than a commitment by the Company to register the underlying shares of its common stock in the same registration statements used for the other purchasers of the Convertible Debentures. Following the closing of the sale of the Convertible Debentures but prior to the effectiveness of this Registration Statement, Lehman Brothers Inc. re-assigned the Convertible Debentures, and all of its rights and obligations under the Securities Purchase Agreement, back to LB I Group Inc. LB I Group Inc. has informed the Company that it purchased the securities in the ordinary course of business and that it has no agreements or understandings, directly or indirectly, with any person to distribute the securities, other than a commitment by the Company to register the underlying shares of its common stock in the same registration statement used for the other purchasers of the Convertible Debentures.

(8)	Oppenheimer Capital Income Fund (“OCIF”) is a registered investment company managed by OppenheimerFunds, Inc. (“OFI”), an investment adviser. Of the shares of common stock shown as being held by OCIF, OCIF has sole voting power with respect to 6,364,186 shares, shared voting power with respect to none of such shares, sole dispositive power with respect to none of such shares and shared dispositive power with respect to 6,364,186 of such shares. OFI has shared dispositive power with respect to 6,364,186 of such shares, and also has shared dispositive power with respect to an additional 87,200 shares of our common stock. The information with respect to OCIF and OFI is as of December 31, 2001, and was obtained from the Schedule 13G filed on their behalf on February 14, 2002.

Relationship Between CSK and the Selling Stockholders

     Convertible Debt Purchase Agreements

      On August 14, 2001, OCIF purchased from us in a private placement a $30,000,000 7% note that was convertible into shares of our common stock at a conversion price of $6.63 per share. The note was converted into shares of our common stock at our election on December 21, 2001. In connection with OCIF’s purchase of the note, we agreed to register OCIF’s shares for resale and OCIF agreed to limited “lock-up” restrictions on its ability to sell the shares.

      On December 21, 2001, we sold $50 million aggregate principal amount of 7% Convertible Subordinated Debentures and Make-Whole Warrants in a private placement. Investcorp CSK Holdings L.P. purchased $30 million of the Convertible Debentures, and Lehman Brothers Inc. (as assignee of LBI Group Inc.) purchased $20 million of the Convertible Debentures. The Convertible Debentures are convertible into and the Make-Whole Warrants are exercisable into shares of our common stock.

     Stockholders’ Agreement

      Investcorp CSK Holdings L.P. is a party to a stockholders’ agreement that was entered into between CSK and each of our stockholders at the time of our recapitalization in October 1996 (the “Agreeing Stockholders”). This agreement restricts the transfer of shares of our common stock held by the Agreeing

Stockholders. The stockholders’ agreement also entitles the Agreeing Stockholders to certain rights regarding the transfer of their shares and corporate governance.

     Transfer Restrictions

      When any Agreeing Stockholder desires to sell its shares, the stockholders’ agreement provides that we and each of the other Agreeing Stockholders have, except as set forth below, a “right of first refusal” on those shares. We have a right of first refusal in the case of any proposed sales or other transfers of shares by any Agreeing Stockholder, and if we do not elect to purchase all such shares, such right can be executed by the other Agreeing Stockholders. The right of first refusal is a right to purchase such offered shares on the same terms and conditions as the proposed third-party sale, except in the case of transfers (1) to affiliates and certain family members (“Permitted Transferees”), (2) pursuant to a registered public offering, or (3) pursuant to Rule 144 under the Securities Act. Any Agreeing Stockholder wishing to sell any of its shares, whether or not it has received a third-party offer, may offer to sell those shares to us and the other Agreeing Stockholders on terms and conditions established by the selling Agreeing Stockholder. In the event that we and/or the other Agreeing Stockholders do not purchase the shares, the selling Agreeing Stockholder may sell the shares to third parties on terms and conditions specified in the stockholders’ agreement.

      The stockholders’ agreement also provides the Original Investcorp Group and the Original Carmel Group (each as defined below) with “Drag-Along” rights. If members of the Original Investcorp Group or the Original Carmel Group were to desire to sell all of their shares to an unaffiliated third-party who has offered to acquire all of our outstanding shares, then the selling Agreeing Stockholders would have the right to require each of the other Agreeing Stockholders to sell all of their shares in the same transaction and upon the same terms and conditions; provided that the other Agreeing Stockholders would have the right to purchase, and/or have us purchase, from the selling Agreeing Stockholders all of the shares held by the selling Agreeing Stockholders upon the terms and conditions of the third party offer. For these purposes, the “Original Investcorp Group” shall mean the members of the Investcorp Group (as identified in the stockholders’ agreement) and each of their Permitted Transferees; the “Original Carmel Group” shall mean Carmel (as defined in the stockholders’ agreement) and each of its permitted transferees.

      The stockholders’ agreement also provides Agreeing Stockholders with “Tag-Along Rights.” If any Agreeing Stockholder (the “Proposed Transferor”) proposed to transfer any shares (other than to Permitted Transferees, or pursuant to a registered public offering or under Rule 144) to any person (the “Proposed Purchaser”), each of the other Agreeing Stockholders would have the right to require the Proposed Purchaser to purchase a pro rata portion of its shares, and the Proposed Transferor would have to make a corresponding reduction in the number of its shares to be purchased. Each Agreeing Stockholder also has preemptive rights under certain circumstances to acquire a portion of any additional shares we offer at any time, other than in connection with a public offering and certain non-cash issuances, in order to enable such Agreeing Stockholder to maintain its percentage equity ownership.

      The stockholders’ agreement also contains “Buy-Sell” provisions. Members of the Investcorp Group or the Carmel Group have the right to offer all of their shares for sale to the other Agreeing Stockholders who are members of the other group at a price established by the offering Agreeing Stockholders. If we and/or the offeree Agreeing Stockholders do not purchase the offered shares, the offering Agreeing Stockholders must then purchase all of the shares held by the members of the other group at the price first offered by the offering Agreeing Stockholders.

     Registration Rights

      Pursuant to the stockholders’ agreement, the Agreeing Stockholders have demand registration rights (“Demand Rights”) and piggy-back registration rights (“Piggy-back Rights”). The Demand Rights entitle the Agreeing Stockholders to require us to register all or any of the unregistered shares held by the exercising Agreeing Stockholders. The Investcorp Group as a whole may exercise Demand Rights up to four times. The Carmel Group as a whole may also exercise Demand Rights up to four times. The Piggy-back Rights entitle the Agreeing Stockholders, at any time that we propose to sell any equity securities in a transaction registered under the Securities Act, to include a portion of their unregistered stock in such offering. In connection with the registered offering of our common stock in December 1998, the Investcorp Group exercised one of its Demand Rights and the Carmel Group agreed that the next registered offering of common stock by both the Investcorp Group and the Carmel Group that is made pursuant to an exercise of Demand Rights shall be deemed to be pursuant to an exercise by the Carmel Group.

      The stockholders’ agreement provides that the Agreeing Stockholders will agree to restrictions on their ability to sell or otherwise transfer their shares for 90 days following certain registered public offerings by us.

     Second Amendment

      In connection with the agreements relating to the issuance of the Convertible Debentures, the Agreeing Stockholders amended the stockholders’ agreement to waive certain notification, preemptive and registration rights contained therein. In such amendment (the “Second Amendment”), specific time deadlines for compliance with the registration rights not waived were established and the ability to obtain payments for non-compliance with those deadlines, identical in amount to those provided to the purchasers of the Convertible Debentures in the December 7, 2001 Registration Rights Agreement by and among us, Investcorp CSK Holdings L.P., and LB I Group Inc., were provided for certain of the Agreeing Stockholders who are not affiliated with Investcorp, S.A. or the Investcorp Group.

      As of the date of filing of this prospectus, the Company has not received any pending request from any Agreeing Stockholder to register securities pursuant to the terms of the Second Amendment.

     Third Amendment

      Because the registration of the shares underlying the Make-Whole Warrants (the “Make-Whole Shares”) was not permitted to be included in this Registration Statement as originally contemplated by the parties to the December 7, 2001 Registration Rights Agreement between the Company, LB I Group Inc. and Investorp CSK Holdings L.P., such Registration Rights Agreement required an amendment to permit the later registration of these Make-Whole Shares, as discussed below in “Summary of the Terms of the Convertible Debentures and Make-Whole Warrants: The Registration Rights Agreement”. To provide the same protections for the holders of the Make-Whole Shares with respect to such a potential later registration, a contemporaneous amendment of the stockholders’ agreement (the “Third Amendment”) also was required.

      In the Third Amendment, the Agreeing Stockholders waived certain notification, preemptive and registration rights contained therein with respect to any future registration of Make-Whole Shares. Additionally, the Third Amendment provides that the Company intends to file on or before June 14, 2002 a registration statement including up to approximately 5.6 million shares of its Common Stock (plus any shares necessary to cover an over-allotment option) in contemplation of a potential public offering (the “Potential Offering”) for cash that may take place within the next several months following the effectiveness of this Registration Statement. The Third Amendment also provides certain Agreeing Stockholders that are not members of the Investorp Group with preferential rights to participate (with respect to approximately 5.6 million additional shares owned by such Agreeing Stockholders) in the Potential Offering. The terms and timing of the Potential Offering shall be determined by the Company’s board of directors, based upon provisions of the Third Amendment as well as other factors, including the then current market conditions and other circumstances.

     Election of Directors

      The stockholders’ agreement provides that the Investcorp Group will have the right to nominate a majority of the members of the boards of directors of CSK Auto Corporation and the respective subsidiaries thereof so long as the Investcorp Group holds a greater number of shares of CSK Auto Corporation than the Carmel Group, and the Carmel Group will have the right to nominate a majority of the members of such boards of directors during any period in which the Carmel Group holds a greater number of shares. Five of our 13 directors are employees of or consultants to companies affiliated with members of the Investcorp Group.

     Termination

      The stockholders’ agreement, other than the registration rights provisions, will terminate after either the Investcorp Group or the Carmel Group holds less than the lesser of (1) five percent (5%) of the then current voting power, or (2) ten percent (10%) of the voting power held by such group at the time of our 1996 recapitalization.

Summary of The Terms of The Convertible Debentures and Make-Whole Warrants

      The terms of the Convertible Debentures and Make-Whole Warrants are complex and only briefly summarized in this prospectus. You may obtain additional information concerning the terms of the Convertible Debentures and Make-Whole Warrants in our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 11, 2001, which included as exhibit 99.2 the Securities Purchase Agreement and forms of the Convertible Debentures and Make-Whole Warrants, and which is incorporated herein by reference.

     The Convertible Debentures

     Interest Payments

      Interest on the Convertible Debentures accrues at a rate of 7% per annum, payable quarterly. We may elect to pay interest either in cash or additional shares of our common stock.

      If we elect to pay interest in shares of common stock, the number of shares constituting any such payment will be equal to the interest payment due divided by the average of the closing sale price of the common stock for the five trading days prior to the applicable interest payment date. If the terms of the Convertible Debentures limit our ability to issue shares of common stock in payment of interest as described below, and we do not elect to pay interest in cash, then the interest payment will be added to the outstanding principal amount of the Convertible Debentures.

      Interest must be paid in cash if any event constituting an event of default specified in the Convertible Debentures or an event that with the passage of time and without being cured would constitute an event of default has occurred and is continuing on the interest payment date or any date which is within 10 business days prior to an interest payment date. Upon and during the continuance of an event of default, interest on the Convertible Debentures and any overdue payments increases to 12%, with further monthly increases up to 16%.

      CSK Auto Corporation is a holding company and derives all of its operating income from its subsidiaries, which are restricted, pursuant to the terms of other financing obligations, from transferring funds to us to pay cash interest on the Convertible Debentures except under certain circumstances.

     Conversion

      LB I Group Inc. and Investcorp CSK Holdings L.P. have the option to convert all or any portion of their Convertible Debentures into our common stock at any time, subject to certain limitations described in the Convertible Debentures.

      Subject to such limitations, provided (i) no event of default has occurred and is continuing, and (ii) there have not occurred certain specified changes in management, we will require the conversion of all of the outstanding Convertible Debentures into our common stock within 30 days following the effectiveness of this prospectus.

      Regardless of whether LB I Group Inc. and/or Investcorp CSK Holdings L.P. elect to convert or we require conversion, the number of shares of our common stock to be issued upon conversion of the Convertible Debentures will be determined by dividing the outstanding principal amount being converted, plus accrued but unpaid interest for the immediately preceding quarter if we require the conversion, by the conversion price then in effect. The conversion price is currently $8.69, subject to adjustments in the event that on the earlier of (i) a change of control of the Company, and (ii) November 21, 2002, the average of the closing sale prices of the Company’s common stock on the trading days from December 21, 2001 through November 20, 2002 (or for the 10 trading days immediately preceding the announcement of the change of control, as the case may be) is less than $8.69. In such event, the conversion price will be reset to this average (but not less than $4.94), and the adjustment to the conversion price will be reflected in one of the following two ways: (i) if we had previously required conversion of the Convertible Debentures, then pursuant to the Make-Whole Warrants discussed below, we will issue additional shares to the former convertible debenture holders shortly after November 21, 2002 or an earlier change of control of the Company; or (ii) if the Convertible Debentures have not been converted as of the date of adjustment to the conversion price, the adjusted conversion price, which cannot be less than $4.94, will be used to determine the number of shares we issue when the Convertible Debentures are converted. Any shares issuable following an adjustment of the conversion price based on the average closing sales price of the Company’s common stock will be registered for resale in a future registration statement.

      In addition to the conversion price adjustments described in the above paragraph, the conversion price may change at the maturity of the Convertible Debentures (as described below), and also may be subject to further adjustments as provided in the terms of the agreements pursuant to which the Convertible Debentures were issued.

     Maturity

      The maturity date of the Convertible Debentures is December 21, 2006. If any of the Convertible Debentures remain outstanding on the maturity date, we may either redeem the Convertible Debentures in cash at a redemption price equal to 100% of the principal amount plus accrued interest or convert such amount into our common stock based on a conversion price equal to the average of the closing sale prices of our common stock on each trading day during the 120 trading days preceding December 21, 2006. If we fail to redeem or convert the Convertible Debentures at maturity in accordance with their terms, we are required to pay monetary penalties and the conversion price may be reduced.

      As noted previously, the Company will require the conversion of all of the outstanding Convertible Debentures into our common stock within 30 days following the effectiveness of this registration statement. The actions described above concerning the maturity of the Convertible Debentures will only be relevant if the Company does not convert the Convertible Debentures as planned.

     The Make-Whole Warrants

      The Make-Whole Warrants were issued pursuant to the December 7, 2001 Securities Purchase Agreement described above (see Relationship Between CSK and the Selling Stockholders — Convertible Debt Purchase Agreements). The warrants are automatically exercisable into shares of our common stock on the earlier of (i) a change of control of the Company and (ii) November 21, 2002, only if the following two events have occurred:

•	we have previously required the conversion of the Convertible Debentures; and

•	the conversion price of the Convertible Debentures at the time of such required conversion is greater than the “adjusted conversion price.”

The “adjusted conversion price” is an amount equal to the greater of (i) the average of the closing sale prices of our common stock on the trading days from December 21, 2001 through November 20, 2002 and (ii) $4.94, as adjusted in the case of a change of control and for specified dilutive events.

      The number of shares of our common stock issuable upon exercise of the warrants is equal to the following amount, subject to adjustment in accordance with the provisions of the agreement pursuant to which the Convertible Debentures were issued and less a number of shares so as to have a cashless exercise of the warrants based on an exercise price of $0.01:

(1) the quotient determined by dividing:

(A) the $50.0 million principal amount of the Convertible Debentures initially issued, plus any interest payments added to the principal of the Convertible Debentures, by

(B) the adjusted conversion price; minus

(2) the number of shares of our common stock we have issued upon conversion of the Convertible Debentures prior to the date of exercise of the warrants.

      The warrants provide for adjustments and specific requirements for treatment of the warrants in the event of a merger, sale of substantially all assets or similar transaction involving the Company.

      Any shares issued upon exercise of the Make-Whole Warrants will be registered for resale in a future registration statement.

      The Company accounts for the Make-Whole Warrants as contingent beneficial conversion features in accordance with EITF 00-27 “Application of Issue 98-5 to Certain Convertible Instruments.” Once the contingency becomes probable, the Company would record a liability and a charge to interest expense for the additional shares to be issued and adjust this amount, if necessary, each reporting period.

     The Registration Rights Agreement

      In connection with the issuance of the Convertible Debentures and the Make-Whole Warrants, the Company entered into a Registration Rights Agreement with Investcorp CSK Holdings L.P. and LB I Group Inc. on December 7, 2001, and amended this agreement on May 16, 2002. Pursuant to this agreement, the Company agreed to file a registration statement within 30 days of the closing of the sale of the Convertible Debentures and Make-Whole Warrants covering the resale of approximately 8.33 million shares of the Company’s common stock, which shares represented (i) the shares issuable upon conversion of the Convertible Debentures; and (ii) shares issuable in lieu of cash interest payments on the Convertible Debentures prior to their conversion. Also pursuant to this agreement, the Company agreed to file a registration statement covering the resale of any shares of the Company’s common stock issued or issuable due to the exercise of the Make-Whole Warrants or an adjustment of the conversion price associated with the Convertible Debentures. The Company further agreed, if such an additional registration statement were necessary, to file that registration statement within two business days of the earlier of (i) a change of control of the Company, and (ii) November 21, 2001. The Company further agreed to use its best efforts to have any registration statement required under the December 7, 2001 Registration Rights Agreement (as amended) declared effective by the SEC within 120 days of its initial filing deadline (the “Effectiveness Deadline”).

      Also pursuant to the December 7, 2001 Registration Rights Agreement (as amended), if any registration statement required under that agreement is not declared effective by the respective Effectiveness Deadline, or if the sales of the shares registered for resale under any such registration statement are not possible following its effectiveness, the Company must pay penalties to the holders of the Convertible Debentures.

PLAN OF DISTRIBUTION

      We are registering these shares of our common stock on behalf of the selling stockholders and will not receive any proceeds from the offering. The common stock covered by this prospectus may be offered and sold or distributed by the selling stockholders, or by purchasers, transferees, donees, pledgees or other successors in interest of the selling stockholders, directly or through brokers, dealers, agents or underwriters who may receive compensation in the form of discounts, commissions or similar selling expenses paid by the selling stockholders or by a purchaser of these shares on whose behalf such party may act as agent. The compensation as to a particular broker, dealer, agent or underwriter may be less than or in excess of customary commissions. Sales and transfers of these shares may be effected from time to time in one or more transactions, in private or public transactions, on the New York Stock Exchange or in the over-the-counter market, in negotiated transactions or otherwise, at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market rates, at negotiated prices, without consideration or by any other legally available means. Any or all of these shares may be sold from time to time by means of:

•	a block trade, in which a broker or dealer attempts to sell these shares as agent but may position and resell a portion of these shares as principal to facilitate the transaction;

•	purchases by brokers, dealer or underwriters as principal and the subsequent sale by such purchasers for their accounts pursuant to this prospectus;

•	ordinary brokerage transactions (which may include long or short sales) and transactions in which the broker solicits purchasers;

•	“at the market” to or through market makers or into an existing market for our common stock;

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

•	through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise) including the writing (sale) of put or call options on these shares;

•	the pledging of shares as collateral to secure loans, credit or other financing arrangements and, upon any subsequent foreclosure, the disposition of shares by the lender thereunder; and

•	any combination of the foregoing, or any other legally available means.

      To the extent required with respect to a particular offer or sale of these shares, a prospectus supplement will be filed and will accompany this prospectus, to disclose (i) the number of shares to be sold, (ii) the purchase price, (iii) the name of any broker, dealer or agent effecting the sale or transfer and the amount of any applicable discounts, commissions or similar selling expenses, (iv) the name of the selling stockholders, (v) disclosure that such broker, dealer or agent did not conduct any investigation to verify information set out or incorporated by reference in this prospectus, and (vi) any other relevant information.

      The selling stockholders may transfer these shares by means of gifts, donations and contributions. This prospectus may be used by the recipients of such gifts, donations and contributions to offer and sell the shares received by them, directly or through brokers, dealers or agents and in private or public transactions. If, however, sales pursuant to this prospectus by any such recipient could exceed 500 shares, a prospectus supplement would be required to be filed to identify the recipient as the selling stockholder and disclose any other relevant information. Such prospectus supplement would be required to be delivered, together with this prospectus, to any purchaser of such shares.

      In connection with distributions of these shares or otherwise, the selling stockholders or successors in interest may enter into hedging transactions with brokers, dealers or other financial institutions that require the delivery by such broker, dealer or other financial institution of the shares of our common stock, in which such shares may be resold thereafter pursuant to this prospectus. In connection with such transactions, brokers, dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. To the extent permitted by applicable law, the selling stockholders also may sell these shares short and redeliver the shares to close out such short positions.

      The selling stockholders and any broker-dealers who participate in the distribution of the shares may be deemed to be “underwriters” under the Securities Act of 1933 and any discounts, commissions or similar selling expenses they receive and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts. Neither we nor the selling stockholders can presently estimate the amount of such compensation. We know of no existing arrangement between the seller stockholders, any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares. The selling stockholders may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of these shares against certain liabilities, including liabilities arising under the Securities Act of 1933. The aggregate net proceeds to the selling stockholders from the sale of these shares will be the purchase price of the shares less any discounts, concessions or commissions.

      The selling stockholders are acting independently of us in making decisions with respect to the timing, price, manner and size of each sale. We have not engaged any broker, dealer or agent in connection with the distribution of these shares. There is no assurance, therefore, that the selling stockholders will sell any or all of the shares. In connection with the offer and sale of the shares, we have agreed to make available to the selling stockholders copies of this prospectus and any applicable prospectus supplement and have informed the selling stockholders of the need to deliver copies of this prospectus and any applicable prospectus supplement to purchasers at or prior to the time of any sale of the shares covered by this prospectus.

      The shares covered by this prospectus may qualify for sale pursuant to Section 4(1) of the Securities Act of 1933 or Rule 144 promulgated thereunder, and may be sold pursuant to such provisions rather than pursuant to this prospectus.

      We have agreed to pay all of the expenses incident to the registration of the shares, other than discounts and selling concessions or commissions, if any. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities arising under the Securities Act of 1933.

WHERE TO OBTAIN ADDITIONAL INFORMATION ABOUT CSK

      This prospectus incorporates important business and financial information about CSK that is not included in this prospectus. CSK will provide, without charge, a copy of any or all of the documents incorporated by reference in this prospectus. Direct your request for copies to CSK Auto Corporation — Investor Relations, 645 E. Missouri Avenue, Suite 400, Phoenix, Arizona 85012 (telephone (602) 265-9200). To obtain timely delivery, you must request the information no later than five business days before the date that you must make your investment decision.

      CSK files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). You may read and copy any such reports, statements or other information that CSK files, at the SEC’s Public Reference Room at 450 Fifth Street, N.W., in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. CSK’s SEC filings are also available from the New York Stock Exchange, from commercial document retrieval services and from the Internet site maintained by the SEC at http://www.sec.gov. Information about CSK is also available at CSK’s Internet site at http://www.cskauto.com.

      The SEC allows CSK to “incorporate by reference” the information it files with the SEC. This means that CSK’s SEC filings, containing important disclosures, may be listed rather than repeated in full in this prospectus. In addition, CSK’s filings with the SEC after the date of this prospectus and before the termination of this offering will update the information in this prospectus and the incorporated filings. These later filings also will be considered to be included in this prospectus. The documents listed below and any future filings made prior to the termination of this offering with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, comprise the incorporated documents:

•	CSK’s Annual Report on Form 10-K/A for the year ended February 3, 2002.

•	CSK’s Quarterly Reports on Form 10-Q for the quarters ended May 6, August 5, and November 4, 2001.

•	CSK’s Current Report on Form 8-K dated June 29, August 23, December 11, 2001, January 18, 2002, and March 5, 2002.

•	The description of CSK stock contained in the Registration Statement on Form 8-A filed March 5, 1998.

      For information about CSK, you should rely only on the information contained in this prospectus or incorporated by reference. CSK has not authorized anyone else to provide you with different or additional information. The information in this prospectus is accurate as of the date of the prospectus. This information will be updated by means of supplemental or revised prospectuses, and by the future filing of CSK’s reports with the SEC, described above.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies. The statements contained in this prospectus that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

      We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases, including references to assumptions, in this prospectus to identify forward-looking statements. These forward-looking statements are made based on our management’s expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The factors described under the heading “Risk Factors” are among those that may cause actual results to differ materially from the forward-looking statements. All of our forward-looking statements should be considered in light of these factors. We undertake no obligation to update our forward-looking statements or risk factors to reflect new information, future events or otherwise.

      In addition, we have filed reports with the SEC that include forward-looking statements relating to, among other things, future prospects and estimated cost savings. Like the forward-looking statements included in this prospectus, such statements, which were based on estimates of amounts not yet determinable, necessarily involve a number of risks and uncertainties, all of which are difficult to predict and, in many cases, are beyond our control.

LEGAL MATTERS

      The legality of the shares of common stock being registered hereunder will be passed upon by Gibson, Dunn & Crutcher LLP.

EXPERTS

      The consolidated financial statements and financial statement schedules incorporated in this prospectus by reference to the Annual Report on Form 10-K of CSK Auto Corporation and its subsidiaries for the year ended February 3, 2002 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of its date.

Prospectus Supplement

1,875,172 Shares

CSK Auto Corporation

Common Stock

Goldman, Sachs & Co.